Inforte Corp. Confirms Addition of Dan Taylor to Board of Directors Metro-Goldwyn-Mayer Inc. President Brings Significant Operations and Financial Experience to Inforte Board

CHICAGO, November 2 /PRNewswire-FirstCall/ -- Customer intelligence consultancy, Inforte Corp. (NASDAQ: INFT) today announced that Dan Taylor, president of Metro-Goldwyn-Mayer Inc., was approved as the newest member of its Board of Directors. Approval occurred at Inforte's recent meeting of its Board of Directors and his appointment was effective as of October 31, 2005. Taylor will serve until the annual stockholder meeting in April 2006, when it is expected he will be nominated for a full three year term.


"We are excited about the deep public company financial and operational experience Dan brings to the Board and to Inforte's strategic direction," said Philip Bligh, Inforte's chairman and founder. "His track record of management with MGM and his deep financial experience will be assets to this organization as we execute on our own aggressive growth plans."


Dan Taylor has served as president of MGM since April, 2005 with responsibility for overseeing all operations of the independent, privately held MGM. MGM is actively engaged in the worldwide production and distribution of motion pictures, television programming, home video, interactive media, music and licensed merchandise.
 Operating units include MGM Pictures, United Artists, MGM Television Entertainment, MGM Networks, MGM Distribution Co., MGM Worldwide Television Distribution, MGM Home Entertainment, MGM On Stage, MGM Consumer Products, MGM Music, MGM Interactive and MGM Direct. In addition, MGM has ownership interests in international TV channels reaching nearly 110 countries.


"I am pleased to play a leadership role with a company that provides such important strategic and data analysis services to clients. As an executive, I have been personally involved in such efforts and have seen first-hand their significant positive impact," said Taylor. "I look forward to being a part of Inforte as the company continues to grow and evolve."


Previously, Mr. Taylor was senior executive vice president and chief financial officer. In this role, he oversaw all financial functions of the company, as well as its worldwide post-theatrical distribution and information services, while playing a key role as a member of the management team responsible for MGM's overall corporate strategy and business development. Mr. Taylor rejoined MGM in August 1997 as executive vice president - corporate finance.


Prior to his most recent tenure at MGM, he served as an executive for Tracinda Corporation. Earlier in his career, he had been at MGM from 1985 to 1991, after beginning his association with the company in 1983 while working at Arthur Andersen & Co. as a senior tax manager.

About Inforte Corp.

Inforte Corp. increases the competitive strength of its Global 1000 clients by providing them with insight, intelligence and an infrastructure to close the fact-gap and enable more timely and profitable decision-making. Inforte consultants combine real-world, industry, functional and analytical expertise with innovative go-to-market strategies and technology solutions, ensuring that our clients can drive transformational, measurable results in their customer interactions. Founded in 1993, Inforte is headquartered in Chicago and has offices in Atlanta; Dallas; Delhi, India; Hamburg, Germany; London; Los Angeles; San Francisco; Walldorf, Germany; and Washington, D.C. For more information, contact Inforte at 800.340.0200 or visit www.inforte.com.


    Media Contact:
    Brant Rawls                                    Kelly Richards
    Cohn, Overstreet & Parrish                     Inforte Corp.
    brawls@co-p.com                                kelly.richards@inforte.com
    ---------------                                --------------------------

SOURCE  Inforte Corp.